Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is entered into as of August 13, 2020, by and between Community Bank (the “Bank”) and John H. Montgomery (“Executive”) and shall take effect as of the Effective Time as defined in Section 18 of this Agreement. Any reference to the “Company” means CB Financial Services, Inc., the stock holding company of the Bank.
WHEREAS, Executive shall serve in the executive positions as described below; and
WHEREAS, the Bank desires to set forth the rights and responsibilities of Executive and the compensation payable to Executive, as modified from time to time; and
NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:
1.POSITION AND RESPONSIBILITIES
(a) Employment. During the Term (as defined in Section 2(a) below), Executive agrees to serve as President and Chief Executive Officer of the Company and the Bank or any successor executive position with the Company and the Bank that is agreed to and consented by Executive (the “Executive Position”). Executive will perform the duties and have all powers associated with Executive Position as appropriate for a person in the position of the Executive Position, as well as those assigned by the Board of Directors of the Company or the Bank (the “Board”). Executive will report directly to the Board. During the period provided in this Agreement, Executive also agrees to serve, if elected, as an officer of any subsidiary or affiliate of the Bank and in such capacity carry out such duties and responsibilities reasonably appropriate to that office.
(b) Responsibilities. During Executive’s employment hereunder, Executive will be employed on a full-time basis and devote his best efforts, business judgment, skill and knowledge to the performance of Executive’s duties and responsibilities related to the Executive Position. As President and Chief Executive Officer, Executive will be responsible for the overall management of the Company and the Bank, supervising the senior management team in their operational management roles with the Bank and acting as a liaison between the employees of the Bank and the Board.
(c) Principal Place of Employment. Executive’s principal place of employment during the Term (as defined below) will be at the Barron P. “Pat” McCune, Jr., Corporate Center located at 211 North Franklin Drive, Suite 200, Washington, PA 15301 or any other location(s) at which the Bank and Executive mutually agree.
(d) Service on Other Boards. During the period of his employment hereunder, except for periods of absence occasioned by illness, paid time off days (as provided in Section 3(e) below), and reasonable leaves of absence, Executive will devote all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and duties related to the Executive Position. Notwithstanding the preceding sentence, subject to the approval of the Board, Executive may serve as a member of the board of directors of business, community and charitable organizations, provided that in each case such service does not materially interfere with the performance of his duties under this Agreement, adversely affect the reputation of the Bank or any other affiliates of the Bank, or present any conflict of interest.
2.TERM AND DUTIES
(a) Term and Annual Renewal. The initial term of this Agreement will begin upon the Effective Time and end on April 30, 2023. Commencing on May 1, 2021 and continuing on May 1st of each calendar year thereafter (each, the “Anniversary Date”), this Agreement will renew for an additional year such that the remaining term will be 36 months; provided, however, that in order for this Agreement to renew, the disinterested members of the Board of Directors of the Bank must take the following actions within the time frames set forth below prior to each Anniversary Date: (i) conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend this Agreement; and (ii) affirmatively approve the renewal of this Agreement and include such decision in the minutes of the Board’s meeting. If the disinterested members of the Board decide not to renew this Agreement, then the Board will provide Executive with a written notice of non-renewal (“Non-Renewal Notice”) no later than five (5) business days after such action is taken, in which event this Agreement will terminate 24 months from the Anniversary Date. The failure of the disinterested members of the Board to take the actions set forth herein before any Anniversary Date will result in the automatic non-renewal of this Agreement, even if the Board fails to affirmatively issue the Non-Renewal Notice to Executive. If the Board fails to inform Executive of its determination regarding the renewal or non-renewal of this Agreement, Executive may request that the Board provide Executive with the reason(s) for its action (or non-action), and the Board will respond to Executive within 30 days of the receipt of such request. Reference herein to the “Term” shall refer to both such initial term and such extended terms.

(b) Change in Control. Notwithstanding the foregoing, in the event that the Bank or the Company has entered into an agreement to effect a transaction that would be considered a Change in Control as defined under Section 5 hereof, then the term of this Agreement will be extended automatically for 36 months following the date on which the Change in Control occurs.

(c) Continued Employment Following Expiration of Term. Nothing in this Agreement mandates or prohibits a continuation of Executive’s employment following the expiration of the term of this Agreement, upon the terms and conditions as the Bank and Executive may mutually agree.

3.COMPENSATION, BENEFITS AND REIMBURSEMENT
(a) Base Salary. The Bank will pay Executive a salary at an annual rate of $420,000 per year (“Base Salary”). Such Base Salary will be payable in accordance with the customary payroll practices of the Bank. During the Term, the Board may increase, but not decrease (other than a decrease which is applicable to all senior officers of the Bank and in a percentage not in excess of the percentage decrease for other senior officers) Executive’s Base Salary as the Board deems appropriate. Any change in Base Salary will become the “Base Salary” for purposes of this Agreement.

(b) Annual Bonus. For each calendar year during the Term (the “Annual Performance Period”), Executive shall be eligible to participate in any bonus plan or arrangement of the Bank or the Company in which senior management is eligible to participate (the “Annual Bonus Program”). As of the Effective Time, Executive’s target annual cash bonus opportunity under the Annual Bonus Program is 20% of Base Salary, which may be increased or decreased at the discretion of the Compensation Committee of the Board. Such annual cash bonus opportunity for the Annual Performance Period ending on December 31, 2020 shall be pro-rated. The terms of the Annual Bonus Program shall determine the annual bonus(es) payable thereunder, if any, to Executive. Executive and the Bank acknowledge that the Annual Bonus for the Annual Performance Period ending on December 31, 2020 is a discretionary bonus, provided, however, Executive shall be entitled to participate in any subsequently adopted Annual Bonus Program.

(c) Long-Term Compensation. For each Annual Performance Period, Executive shall have an equity award opportunity under the Company’s equity incentive plan(s) (the “Equity Plan”), with a grant date fair value equal to 20% of Base Salary, which may be increased or decreased at the discretion of the Compensation Committee of the Board and shall be subject to other terms and conditions as may be set forth in any award agreement pursuant to the Equity Plan effectuating such award. Such equity award opportunity for the Annual Performance Period ending on December 31, 2020 shall be pro-rated. Additionally, within five (5) business days following the Effective Time, Executive will be awarded 5,000 Company restricted stock awards and 15,000 Company stock options under the Equity Plan (the “Initial Equity Awards”), which will vest in equal annual installments over a five-year period on each anniversary of the grant date, provided Executive is continuously employed with the Bank on such date(s) and subject to such other terms and conditions as may be set forth in any award agreement(s) pursuant to the Equity Plan effectuating the grant of the Initial Equity Awards.

As used in Sections 3(b) and (c), Executive’s Base Salary shall mean Executive’s Base Salary earned during the applicable Annual Performance Period.

(d) Benefit Plans and Life Insurance. Executive will be entitled to participate in all employee benefit plans, arrangements and perquisites offered to employees and officers of the Bank. Without limiting the generality of the foregoing provisions of this Section 3(d), Executive also will be entitled to participate in any employee benefit plans including but not limited to, retirement plans, pension plans, profit-sharing plans, health-and-accident plans, or any other employee benefit plan or arrangement made available by the Bank in the future to management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. In addition, the Bank shall enter into an endorsement split dollar life insurance agreement with Executive (the “Split Dollar Agreement”) pursuant to which Executive’s designated beneficiary or estate shall be entitled to a death benefit equal to $500,000.00, less the value of the Initial Equity Awards determined as of Executive’s date of death. The Split Dollar Agreement shall be in effect until September 30, 2025.

(e) Paid Time Off. Executive will be entitled to 27 working days of paid time off each year during the Term measured on a calendar year basis, in accordance with the Bank’s customary practices. Any unused paid time off during an annual period will be treated in accordance with the Bank’s personnel policies as in effect from time to time. During the period from the Effective Time to December 31, 2020, Executive’s paid time off shall be prorated.

(f) Automobile. Executive will be entitled to the use of a Bank purchased or leased automobile of the make and model as may be mutually agreed upon by the Board and Executive, which the Bank intends to provide every three (3) years. Executive will also be entitled to reimbursement for all operating expenses of the automobile upon substantiation of such expenses in accordance with applicable policies and procedures of the Bank, including but not limited to, oil, gasoline, maintenance, repairs and insurance, and will be added as a named additional insured with respect to such automobile.

        (g) Expense Reimbursements. The Bank will reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement, including, without limitation, use of a Bank-provided cellular telephone and laptop computer, fees for memberships in such organizations as Executive and the Board mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement, upon substantiation of such expenses in accordance with applicable policies and procedures of the Bank. With regard to a Bank-provided cellular telephone, Executive shall be entitled to reimbursement for all fixed monthly expenses associated with such service and for reimbursement of all charges for business-related telephone calls, provided such expenses are substantiated in accordance with applicable policies and procedures of the Bank.

The Bank also agrees to pay or reimburse Executive for the reasonable relocation expenses incurred by Executive in connection with his acceptance of the Executive Position, provided, however, that reimbursable amount for relocation expenses shall not exceed, in the aggregate, $125,000. Such reasonable reimbursable expenses would include reasonable expenses associated with selling Executive’s current primary residence (such as real estate agent commissions and transfer taxes), reasonable expenses associated with purchasing a new primary residence (such as transfer taxes, title insurance and recording fees), reasonable moving expenses, reasonable expenses for temporary housing (which may be provided directly by the Bank), travel expenses incurred for visiting immediate family members until Executive moves to his new primary residence and any federal or state income and employment taxes recognized solely due to receiving any reimbursement payments pursuant to this paragraph.

All expense reimbursements pursuant to this Section 3(g) must be approved by the Bank and substantiated by Executive in accordance with the policies and procedures of the Bank.

(h) Timing of Payments. To the extent not specifically set forth in this Section 3, any compensation or reimbursements payable or provided under this Section 3 shall be paid or provided as soon as practicable in accordance with the policies and procedures of the Bank, but no later than two and one-half (2.5) months after the calendar year in which such compensation or reimbursement payment is no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation 1.409A-1(d).
4.TERMINATION AND TERMINATION PAY
Subject to Section 5 of this Agreement which governs the occurrence of a Change in Control, Executive’s employment under this Agreement shall be terminated in the following circumstances:
(a)Death. This Agreement and Executive’s employment with the Bank will terminate upon Executive’s death, in which event the Bank’s sole obligation shall be to pay or provide Executive’s estate or beneficiary any “Accrued Obligations.”
For purposes of this Agreement, “Accrued Obligations” means the sum of: (i) any Base Salary earned through the Executive’s Date of Termination, (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 3(g) of this Agreement), (iii) unused paid time off that accrued through the Date of Termination, (iv) any earned but unpaid short-term and long-term incentive compensation for the year immediately preceding the year of termination; (v) any vested benefits the Executive may have under any employee benefit plan of the Bank through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans and (vi) the death benefit payable pursuant to the Split Dollar Agreement. Unless otherwise provided by the applicable employee benefit plan, the Accrued Obligations, if any, will be paid to Executive (or Executive’s estate or beneficiary) within 30 days following Executive’s Date of Termination.
        (b) Disability. The Bank shall be entitled to terminate Executive’s employment and this Agreement due to Executive’s Disability. If Executive’s employment is terminated due to Executive’s Disability, the Bank’s sole obligation under this Agreement shall be to pay or provide Executive any Accrued Obligations. For purposes of this Agreement, “Disability” means that Executive is deemed disabled for purposes of the Bank’s long-term disability plan or policy that covers Executive or is determined to be disabled by the Social Security Administration.
        (c) Termination for Cause. The Board may immediately terminate Executive’s employment and this Agreement at any time for “Cause.” In the event Executive’s employment is terminated for Cause, the Bank’s sole obligation will be to pay or provide to Executive any Accrued Obligations. Termination for “Cause” means termination because of, in the good faith determination of the Board, Executive’s:

(i) material act of dishonesty or fraud in performing Executive’s duties on behalf of the Bank;

(ii) willful misconduct that in the judgment of the Board will likely cause economic damage to the Bank or injury to the business reputation of the Bank;
(iii) incompetence (in determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the banking industry);
(iv) breach of fiduciary duty involving personal profit;
(v) intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;
(vi) willful violation of any law, rule or regulation (other than traffic violations or similar offenses which results only in a fine or other non-custodial penalty) that reflect adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; any material violation of the policies and procedures of the Bank as outlined in the Bank’s employee handbook, which would result in termination of a Bank employee, as from time to time amended and incorporated herein by reference, or
(vii) material breach by Executive of any provision of this Agreement.
        (d) Resignation without Good Reason. Executive may resign from employment during the term of this Agreement without Good Reason upon at least 30 days prior written notice to the Board, provided, however, that the Bank may accelerate the Date of Termination upon receipt of written notice of Executive’s resignation. In the event Executive resigns without Good Reason, the Bank’s sole obligation under this Agreement will be to pay or provide to Executive any Accrued Obligations.
        (e) Termination Without Cause or With Good Reason.
(i)The Board may immediately terminate Executive’s employment at any time for a reason other than Cause (a termination “Without Cause”), and Executive may, by written notice to the Board, terminate this Agreement at any time within 90 days following an event constituting “Good Reason,” as defined below (a termination “With Good Reason”); provided, however, that the Bank will have 30 days to cure the “Good Reason” condition, but the Bank may waive its right to cure. In the event of termination as described under Section 4(e)(i) during the Term and subject to the requirements of Section 4(e)(iii), the Bank will pay Executive with the following:
(A)any Accrued Obligations; and
(B)a cash lump sum payment equal to the greater of: (1) Executive’s Base Salary that would otherwise be payable through the then-remaining Term; or (2) 12 months of Base Salary, payable within 60 days following the Date of Termination.
In addition, if Executive elects to continue to participate in the Bank’s group health insurance plan in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Bank will pay to Executive 12 consecutive monthly cash payments (commencing with the first month following Executive’s Date of Termination and continuing until the 12th month following Executive’s Date of Termination) each equal to the monthly COBRA premium in effect as of the Date of Termination for the level of coverage in effect for Executive under the Bank’s group health plan.
(ii)“Good Reason” exists if, without Executive’s express written consent, any of the following occurs:
(A)a material reduction in Executive’s Base Salary (other than pursuant to Section 3(a)) or benefits provided in this Agreement (other than a reduction or elimination of Executive’s benefits under one or more benefit plans maintained by the Bank as part of a good faith, overall reduction or elimination of such plans or benefits applicable to all participants in a manner that does not discriminate against Executive (except as such discrimination may be necessary to comply with applicable law));
(B)a material reduction in Executive’s authority, duties or responsibilities from the position and attributes associated with the Executive Position; or
(C)a material breach of this Agreement by the Bank.
(iii)Notwithstanding anything to the contrary in Section 4(e)(i), Executive will not receive any payments or benefits under this Section 4(e) unless and until Executive executes a release of claims (the “Release”) against the Bank and any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act, but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement. The Release must be executed and become irrevocable by the 60th day following the Date of Termination, provided that if the 60-day period spans two (2) calendar years, then, to the extent necessary to comply with

Code Section 409A, the payments and benefits described in this Section 4(e) will be paid, or commence, in the second calendar year.
(f) Effect on Status as a Director. In the event of Executive’s termination of employment under this Agreement for any reason, such termination will also constitute Executive’s resignation as a director of the Bank or the Company, or as a director of any subsidiary or affiliate thereof, to the extent Executive is acting as a director any of the aforementioned entities.
(g) Notice; Effective Date of Termination. Notice of Termination of employment under this Agreement must be communicated by or to Executive or the Bank, as applicable, in accordance with Section 17. “Date of Termination” as referenced in this Agreement means Executive’s termination of employment pursuant to this Agreement, which will be effective on the earliest of: (i) immediately after the Bank gives notice to Executive of Executive’s termination Without Cause, unless the parties agree to a later date, in which case, termination will be effective as of such later date; (ii) immediately upon approval by the Board of termination of Executive’s employment for Cause; (iii) immediately upon Executive’s death or Disability; or (iv) 30 days after Executive gives written notice to the Bank of Executive’s resignation from employment (including With Good Reason), provided that the Bank may set an earlier termination date at any time prior to the date of termination of employment, in which case Executive’s resignation shall be effective as of such date.

5.CHANGE IN CONTROL
(a) Change in Control Defined. For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following events:
(i)Merger: The Company or the Bank merges into or consolidates with another entity, or merges another bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;
(ii)Acquisition of Significant Share Ownership: There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Bank’s voting securities; provided, however, this clause (ii) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(iii)Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period or who is appointed to the Board as the result of a directive, supervisory agreement or order issued by the primary federal regulator of the Company or the Bank or by the Federal Deposit Insurance Corporation (“FDIC”) shall be deemed to have also been a director at the beginning of such period; or
(iv)Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.
        (b) Change in Control Benefits. Upon the termination of Executive’s employment by the Bank (or any successor) Without Cause or by Executive With Good Reason during the Term on or after the effective time of a Change in Control, the Bank (or any successor) will pay or provide Executive, or Executive’s estate in the event of Executive’s subsequent death, with the following:
(i)any Accrued Obligations; and
(ii)a cash lump sum payment (the “Change in Control Severance”) in an amount equal to three (3) times Executive’s highest rate of Base Salary for the calendar year of Executive’s Date of Termination or either of the three (3) calendar years immediately preceding Executive’s Date of Termination. The Change in Control Severance is payable within 30 days following Executive’s Date of Termination.
In addition, if Executive elects to continue to participate in the Bank’s (or any successor’s) group health insurance plan in accordance with the requirements of COBRA, the Bank (or any successor) will pay to Executive 18 consecutive monthly cash payments (commencing with the first month following Executive’s Date of Termination and continuing until the 18th month following Executive’s Date of Termination), each equal to the monthly COBRA premium in effect as of the Date of Termination for the level of coverage in effect for Executive under the Bank’s (or any successor’s) group health plan.

Notwithstanding the foregoing, the payments and benefits provided in this Section 5(b) will be payable to Executive in lieu of any payments or benefits that are payable under Section 4(e).

6. COVENANTS OF EXECUTIVE
(a)Non-Solicitation/Non-Compete. Executive hereby covenants and agrees that during the “Restricted Period,” Executive shall not, without the written consent of the Bank, either directly or indirectly:
(i)solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank, or any of its respective subsidiaries or affiliates, to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Bank, or any of their direct or indirect subsidiaries or affiliates, that has headquarters or offices within 25 miles of any location(s) in which the Bank has business offices or has filed an application for regulatory approval to establish an office (the “Restricted Territory”);
(ii)become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that competes with the business of the Bank or any of their direct or indirect subsidiaries or affiliates, that: (i) has a headquarters within the Restricted Territory or (ii) has one or more offices, but is not headquartered, within the Restricted Territory, but in the latter case, only if Executive would be employed, conduct business or have other responsibilities or duties within the Restricted Territory; or
(iii)solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.
The restrictions contained in this Section 6(a) shall not apply in the event of Executive’s termination of employment on or after the effective time of a Change in Control.
For purposes of this Section 6(a), the “Restricted Period” will be: (i) at all times during Executive’s period of employment with the Bank; and (ii) except as provided above, during the period beginning on Executive’s Date of Termination and ending on the one-year anniversary of the Date of Termination.
(b)Confidentiality. Executive recognizes and acknowledges that Executive has been and will be the recipient of confidential and proprietary business information concerning the Bank, including without limitation, past, present, planned or considered business activities of the Bank, and Executive acknowledges and agrees that Executive will not, during or after the term of Executive’s employment, disclose such confidential and proprietary information for any purposes whatsoever, except as may be expressly permitted in writing signed by the Bank, or as may be required by regulatory inquiry, law or court order.
(c)Information/Cooperation. Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may be reasonably required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Bank or any other subsidiaries or affiliates.
(d)Reliance. Except as otherwise provided, all payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 6, to the extent applicable. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Section 6, agree that, in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines of business than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.
7.SOURCE OF PAYMENTS
All payments provided in this Agreement shall be timely paid by check or direct deposit from the general funds of the Bank (or any successor of the Bank).
8.EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS
This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement as of the Effective Time, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind expressly provided elsewhere.
9.NO ATTACHMENT; BINDING ON SUCCESSORS
(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.
(b) The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.
10.MODIFICATION AND WAIVER
(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.
11.REQUIRED PROVISIONS
Notwithstanding anything herein contained to the contrary, the following provisions shall apply:
(a) The Bank may terminate Executive’s employment at any time, but any termination by the Bank other than termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits under this Agreement for any period after Executive’s termination for Cause, other than the Accrued Obligations.
(b) In no event shall the Bank (nor any affiliate) be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. sec. 1828(k)), 12 C.F.R. Part 359, or any other applicable law.
(c) Notwithstanding anything in this Agreement to the contrary, to the extent that a payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits will be payable only upon the Executive’s “Separation from Service.” For purposes of this Agreement, a “Separation from Service” will have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the Date of Termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50 percent of the average level of bona fide services in the 36 months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).
        (d) Notwithstanding the foregoing, if Executive is a “Specified Employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder) and any payment under this Agreement is triggered due to Executive’s Separation from Service, then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following Executive’s Separation from Service. Rather, any payment which would otherwise be paid to Executive during such period shall be accumulated and paid to Executive in a lump sum on the first day of the seventh month following such Separation from Service. All subsequent payments shall be paid in the manner specified in this Agreement.
        (e) If the Bank cannot provide Executive or Executive’s dependents any continued health insurance or other welfare benefits as required by this Agreement because Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank will pay Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. Such cash payment will be made in a lump sum within 30 days after the later of Executive’s Date of Termination or the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties. Notwithstanding the foregoing, if such cash payment would violate the requirements of Treasury Regulation Section 1.409A-3(j), the Executive’s cash payment in lieu of the continued health insurance or welfare benefits as required by this Agreement will be payable at the same time the related premium payments would have been paid by the Bank and for the duration of the applicable coverage period.
        (f) To the extent not specifically provided in this Agreement, any compensation or reimbursements payable to Executive shall be paid or provided no later than two and one-half (2.5) months after the calendar year in which such compensation is no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-1(d).
        (g) Each payment pursuant to Sections 4 and 5 of this Agreement is intended to constitute a “separate payment” for purposes of Treasury Regulation 1.409A-2(b)(ii).
        (h) Notwithstanding anything in this Agreement to the contrary, Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) about a possible securities law violation without approval of the Bank (or any affiliate). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Bank (or any affiliate) related to the possible securities law violation. This Agreement does not limit Executive’s right to receive any resulting monetary award for information provided to any Government Agency.
12.SEVERABILITY
If any provision of this Agreement is determined to be void or unenforceable, then the remaining provisions of this Agreement will remain in full force and effect.

13.GOVERNING LAW
This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania but only to the extent not superseded by federal law.
14.ARBITRATION
Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator mutually acceptable to the Bank and Executive, sitting in a location selected by the Bank within 50 miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
15.INDEMNIFICATION
The Bank will provide Executive (including Executive’s heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and will indemnify Executive (and Executive’s heirs, executors and administrators) in accordance with the charter and bylaws of the Bank and to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by Executive in connection with or arising out of any action, suit or proceeding in which Executive may be involved by reason of having been a trustee, director or officer of the Bank or any subsidiary or affiliate of the Bank.

16.TAX WITHHOLDING
The Bank may withhold from any amounts payable to Executive hereunder all federal, state, local or other taxes that the Bank may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that Executive is responsible for payment of all taxes in respect of the payments and benefits provided herein).

17.NOTICE
For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank	Community Bank Attention: Corporate Secretary 211 N. Franklin Dr., Suite 200, Washington, PA 15301
To Executive:	Most recent address on file with the Bank
18.EFFECTIVE TIME
This Agreement shall become effective as of 5:00 p.m., Eastern Time, on August 31, 2020 (the “Effective Time”). If Executive fails to become President and Chief Executive Officer of the Company and the Bank as of the Effective Time, this Agreement shall automatically terminate in all respects and become null and void.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMMUNITY BANK

By: /s/ Mark E. Fox
Name: Mark E. Fox
Title: Chairman

EXECUTIVE

/s/ John H. Montgomery
John H. Montgomery